Exhibit 10.24

    February 20, 2026

Jay Geldmacher

Re:    Second Amendment to November 6, 2024, Letter Setting Forth Terms and Conditions of Employment

Dear Jay:
This letter amends those Terms and Conditions of Employment previously outlined in the November 6, 2024 letter between you and Sharon Wienbar (the "2024 Term Sheet"). As indicated in the 2024 Term Sheet, you notified the Board of Directors (the "Board") of Resideo Technologies, Inc. ("Resideo" or the "Company") of your intention to retire from the Company. To effectuate a smooth transition for the Company and for the new CEO, the Board and you agreed in the 2024 Term Sheet that you would remain employed by the Company for a period of six (6) months following the date a new CEO commences employment as CEO (the "Transition Date").
Given that a new CEO is now anticipated to be appointed during the 2026 calendar year, the 2024 Term Sheet is hereby amended as follows:
Base Salary:
•Effective April 1, 2026, your annual base salary will be $1,103,310.
Annual Long-term Incentive Compensation:
•On February 18, 2026, the Compensation and Human Capital Management Committee of the Board approved an annual grant of restricted stock units (RSUs) with a grant date value of $3,000,000. The RSUs will vest on the one-year anniversary of the grant date, provided that either (1) you continue to be employed by the Company through the vesting date; or (2) if your separation of employment occurs six months after the Transition Date but prior to such first anniversary, you remain in compliance with your noncompete and other restrictive covenant agreements as of the vesting date. This grant is not subject to accelerated vesting as described in the "Annual Long-term Incentive" section of your 2024 Term Sheet. The terms of this grant will be governed by the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and the applicable award agreement.

All other terms and conditions outlined in both the 2024 Term Sheet and the Amendment to November 6, 2024, Letter Setting Forth Terms and Conditions of Employment, dated January 6, 2026, remain unchanged.

resideo.com

ACCEPTANCE OF TERMS
Please indicate your acceptance of these terms by electronically signing this letter via AdobeSign.
If you have any questions or need further information, please contact either me, Jeannine Lane, EVP, General Counsel and Corporate Secretary, or Steve Kelly, EVP and Chief Human Resources Officer.
Thank you for your contributions to Resideo.

Best,

/s/ Sharon Wienbar
Sharon Wienbar
Chair of the Compensation & Human Capital Management Committee of the Board

Read and Accepted:

/s/ Jay Geldmacher             02/20/2026
JAY GELDMACHER    Date

resideo.com